Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

OF

UNITED COMMUNITY BANKS, INC.

I.

The name of the corporation is United Community Banks, Inc.

II.

The corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

III.

The corporation shall have perpetual duration.

IV.

The corporation is a corporation for profit and is organized for the following general purposes: to be a bank holding company; to carry on any lawful businesses or activities relating thereto; and to engage in any lawful act or activity for which corporations may be organized under the Georgia Business Corporation Code.

V.

The corporation shall have authority to issue 50,000,000 shares of common stock, $1.00 par value (the "Common Stock") and 10,000,000 shares of preferred stock, $1.00 par value (the "Preferred Stock"). Subject to the provisions of any applicable law or the Bylaws of the corporation (as from time to time amended) with respect to fixing the record date for the determination of shareholders entitled to vote, and except as otherwise provided by any applicable law or by resolution or resolutions of the Board of Directors providing for the issue of any series of Preferred Stock, the holders of the Common Stock shall have and possess exclusive voting power and rights for the election of directors and for all other purposes, with each share being entitled to one vote.

The Board of Directors is hereby expressly authorized to issue, at any time and from time to time, shares of Preferred Stock in one or more series. The number of shares within such series shall be designated by the Board of Directors in one or more resolutions, and the shares of each series so designated shall have such preferences with respect to Common Stock and other series of Preferred Stock, and such other rights, restrictions or limitations with respect to voting, dividends, conversion, exchange, redemption and any other matters, as may be set forth in one or more resolutions adopted by the Board of Directors. To the extent required by law, Articles of Amendment setting forth any such designations, preferences, rights, restrictions or limitations shall be filed with the Georgia Secretary of State prior to the issuance of any shares of such series.

The authority of the Board of Directors with respect to the establishment of each series of Preferred Stock shall include, without limiting the generality of the foregoing, determination of the following matters which may vary between series:

(a)     The number of shares constituting that series and the distinctive designation of that series;

(b)     The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

(c)     Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d)     Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e)     Whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions;

(f)     Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g)     The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h)     Any other relative preferences, rights, restrictions or limitations of that series, including but not limited to any obligations of the corporation to repurchase shares of that series upon the occurrence of specified events.

Of the 10,000,000 shares of authorized Preferred Stock, 287,411 shares shall be designated Series A Non-Cumulative Preferred Stock and shall have the preferences, limitations and relative rights set forth below:

1.       Designation and Number of Shares. The series will be known as the "Series A Non-Cumulative Preferred Stock" (the "Series A Preferred Stock"), and will be a series consisting of 287,411 shares of the authorized but unissued preferred stock of the corporation. The Series A Preferred Stock shall have a par value of $1.00 per share and a stated value of $10 per share (the "Stated Value").

2.       Dividends. The corporation is under no obligation to pay dividends on the Series A Preferred Stock. Provided, however, no dividend shall be paid on the Common Stock until dividends have been declared and are payable to the holders of record of the Series A Preferred Stock from the date of issuance of such stock at the Dividend Rate for each of the Quarterly Dividend Periods which shall commence on October 1, January 1, April 1, and July 1, in each year and shall end on and include the day next preceding the first day of the next Quarterly Dividend Period. Each such dividend shall be paid to the holders of record of shares of Series A Preferred Stock as they appear on the stock register of the corporation on such record date. The amount of dividends per share payable for each Quarterly Dividend Period shall be computed by dividing the Dividend Rate by four and applying such rate against the Stated Value per share of the Series A Preferred Stock. Dividends payable on the Series A Preferred Stock for any period less than a full Quarterly Dividend Period and for any portion of the initial dividend period between issuance and the day next preceding the first October 1, January 1, April 1 or July 1 following such issuance shall be computed on the basis of a 360-day year of four 90-day quarters and the actual number of days elapsed in the period for which they are payable. The dividend rate shall be 6% per annum (the "Dividend Rate").

3.       Liquidation Preference.

(a)       Preference.

(i)       In the event of any liquidation, dissolution, or winding up of the corporation, either voluntarily or involuntarily, the holders of the Series A Preferred Stock shall be entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of Common Stock, an amount equal to (A) the Stated Value per share, plus (B) a further amount equal to any dividends accrued but unpaid on such shares. If, upon such liquidation, dissolution, or winding up of the corporation, the assets of the corporation available for distribution to the shareholders of the corporation are insufficient to provide for the payment of the full aforesaid preferential amount, such assets as are so available shall be distributed among the holders of the Series A Preferred Stock pro rata in accordance with the number of shares of Series A Preferred Stock held by them. The consolidation or merger of the corporation with or into another corporation, or a sale, whether for cash, shares of stock, securities or properties, of all or substantially all of the assets of the corporation (a "Reorganization"), shall not be deemed or construed to be a liquidation, dissolution or winding up of the corporation within the meaning of this Paragraph. In the case of any Reorganization, the corporation shall enter into an agreement with such other entity for the benefit of the holders of Series A Preferred Stock that shall contain such provisions to protect the interests of such holders as the Board of Directors of the corporation shall reasonably consider necessary.

(ii)       After the payment or the setting apart for payment to the holders of the Series A Preferred Stock of the preferential amounts so payable to them, if assets remain in the corporation, the holders of the Common Stock of the corporation shall receive all of the remaining assets of the corporation pro rata in accordance with the number of shares of Common Stock held by them.

(b)       Noncash Distributions. If any of the assets of the corporation are to be distributed other than in cash under this paragraph 3 or for any purpose, then the Board of Directors of the corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Preferred Stock or Common Stock. The corporation shall, upon receipt of such appraiser’s valuation, give prompt written notice to each holder of shares of Series A Preferred Stock or Common Stock of the appraiser’s valuation.

4.       Voting Rights. Series A Preferred Stock has no voting rights except as required by the Georgia Business Corporation Code.

5.       Conversion. The Series A Preferred Stock is not convertible into Common Stock.

6.       Optional Redemption of Series A Preferred Stock.

(a)       Subject to the following limitations, the corporation, at its sole option and upon the approval of the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of Atlanta as its designee, may redeem the whole or any part of the then outstanding Series A Preferred Stock by paying in cash for each share redeemed an amount equal to the Stated Value of each share redeemed plus the full dividends accrued but unpaid on each such share (whether or not declared) through the redemption date (the "Redemption Price").

(b)       If less than all of the Series A Preferred Stock at any time outstanding shall be called for redemption hereunder, the shares to be redeemed shall be selected on a pro rata basis (with rounding to the nearest whole share) and upon such terms and conditions as the Board of Directors may determine (subject to the limitations and provisions contained herein). The corporation, at its option, may nonetheless redeem all of the shares of Series A Preferred Stock of any Record Holder if, as a result of a straight pro rata redemption, that Record Holder would then hold less than 1000 shares.

(c)       Notice of redemption shall be mailed, certified mail, postage prepaid, not less than 10 days nor more than 60 days prior to the redemption date specified in that notice, to each Record Holder of the shares to be redeemed at the address appearing on the corporation’s stock records of the Series A Preferred Stock. Neither failure to mail such notice to one or more of such holders nor any defect in such notice shall affect the sufficiency of the proceedings of redemption as to other holders. Each such notice shall state: (A) the redemption date; (B) the applicable Redemption Price; (C) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the outstanding shares of Series A Preferred Stock are to be redeemed, the basis upon which the corporation proposes to determine such lesser number of shares to be redeemed and the number of shares of such Record Holders that would be redeemed on such basis if such Record Holder continued to hold all of its shares on the Partial Redemption Determination Date (as defined below); (D) the place or places at which the certificates representing such shares are to be surrendered for payment of the Redemption Price; and (E) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

(d)       In case of a redemption of less than all the outstanding shares of Series A Preferred Stock, the corporation’s final determination of the number of shares of each Record Holder to be redeemed shall be made with respect to Record Holders of Series A Preferred Stock as of the close of business five business days immediately preceding the redemption date (the "Partial Redemption Determination Date"). The transfer of shares of Series A Preferred Stock so determined for redemption shall not be permitted after the Partial Redemption Determination Date. The corporation may require that any transfer of shares of Series A Preferred Stock permitted by it between the date of the above notice to Record Holders and the partial Redemption Determination Date refer to the corporation’s notice of redemption and otherwise reflect that the transferor will acquire such shares subject to possible redemption as stated in such notice.

(e)       If notice of redemption has been given pursuant to clause (c) above and if, on or before the redemption date specified in such notice, the funds necessary for such redemption have been irrevocably tendered by the corporation to the Record Holders of the shares being redeemed, or otherwise irrevocably designated or set aside in trust for the pro rata benefit of the holders of the shares so called for redemption in a manner permitted by the Georgia Business Corporation Code, then from and after the redemption date, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation or that any such shares may have been transferred (whether with or without the corporation’s permission), (A) all of the shares so called for redemption (as finally determined on the Partial Redemption Determination Date in case of a partial redemption) shall no longer be deemed outstanding, (B) all dividends shall cease to accrue thereon, and (C) all voting and other rights with respect to such shares shall cease and terminate (except the rights to receive the Redemption Price upon a surrender of certificate(s) representing such shares). Upon surrender, in accordance with said notice, of the certificates for any shares so called for redemption, properly endorsed, such shares shall be redeemed by the corporation at the Redemption Price. If fewer than all the shares represented by any such certificate are redeemed, a new certificate representing the unredeemed shares shall be issued without cost to the Record Holder thereof.

(f)       On or before the redemption date, the corporation, in lieu of tendering the Redemption Price directly to the respective Record Holders, may deposit with an agent that is a bank or a trust company (the "Paying Agent"), or otherwise designate or set aside as provided in clause (e) above, funds sufficient to pay the Redemption Price for all shares of Series A Preferred Stock to be redeemed on the redemption date, other than any such shares that may have been previously delivered for other consideration in a transaction otherwise permitted by this Designation. Any interest earned on funds so designated, set aside, or deposited with a Paying Agent shall be retainable by or payable to the corporation, and holders of shares of Series A Preferred Stock shall have no rights with respect thereto. Any funds so deposited with a Paying Agent that shall remain unclaimed by the Record Holders of redeemed shares at the end of six months after the redemption date, together with any previously unpaid interest earned thereon, shall be released or repaid by the Paying Agent to the corporation, and thereafter such Record Holders shall look only to the corporation for payment of the Redemption Price.

7.       Certain General Matters.

(a)       The corporation shall have the rights, in connection with any issuance or transfer of a share of Series A Preferred Stock, to establish by contract with the proposed holder thereof any lawful restriction or limitation respecting the transfer or other disposition of, or any exercise of right appurtenant to, such share with which such proposed holder shall agree.

(b)       In any case where any redemption date shall not be a business day, then notwithstanding any other provision hereof, payment of a redemption price need not be made on such date but may be made on the next succeeding business day with the same force and effect as if made on the redemption day; provided, that for purposes of computing such payment, no interest shall accrue for the period from and after such redemption date, as the case may be.

VI.

No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation and any and all of such shares, bonds, securities, or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued if the same have been reacquired and if their reissue is not prohibited, and any and all of such rights and options may be granted by the Board of Directors to such individuals and entities, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

VII.

The corporation shall not commence business until it shall have received at least $500.00 in payment for the issuance of shares of its stock.

VIII.

In addition to, but not in limitation of, the general powers conferred by law, the corporation shall have the power to make distributions to its shareholders out of its capital surplus, to purchase its own shares out of its unreserved and unrestricted capital surplus available therefor and to carry on any lawful business.

IX.

In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the corporation, the Board of Directors of the corporation, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the corporation or its shareholders, may consider interests of the employees, customers, suppliers, and creditors of the corporation and its subsidiaries, the communities in which offices or other establishments of the corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that such consideration shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered.

X.

No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of his duty of care or other duty as a director, provided, that this provision shall eliminate or limit the liability of a director only to the extent permitted from time to time by the Georgia Business Corporation Code or any successor laws or laws.

XI.

Except as otherwise provided by law, any amendment or repeal of any provision of the Articles of Incorporation or the Bylaws of the corporation requires the affirmative vote of holders of two-thirds of the shares of capital stock of the corporation then issued and outstanding and entitled to vote on such matters. Notwithstanding anything herein to the contrary, the number of authorized shares of any class of capital stock of the corporation may be increased by the affirmative vote of holders of a simple majority of the shares of capital stock of the corporation then issued and outstanding and entitled to vote on such matters.

XII.

I.       (A)       In addition to any affirmative vote required by law, and subject to the provisions of any series of Preferred Stock which may at the time be outstanding, the affirmative vote of the holders of not less than 75% of the outstanding shares of Common Stock of the corporation and the affirmative vote of the holders of not less than 75% of the outstanding shares of Common Stock of the corporation other than those beneficially owned (as defined below) by an Interested Shareholder (as defined below) (the "two-tier requirement"), shall be required for the approval or authorization of any Business Combination (as defined below) of the corporation with such Interested Shareholder; provided that the two-tier voting requirement shall not be applicable if the Business Combination was approved by three-fourths of all Directors.

(B)       The term "Business Combination" as used in this Article XII shall mean:

(i)       any merger or consolidation of the corporation or any Subsidiary (as hereafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

(ii)       any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $1,000,000 or more; or

(iii)       the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or

(iv)       the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

(v)       any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder.

II.       For purposes of this Article XII:

(A)       A "person" shall mean any individual, firm, corporation or other entity.

(B)       "Interested Shareholder" shall mean any person (other than the corporation, any Subsidiary or either the corporation or any Subsidiary acting as Trustee or in a similar fiduciary capacity) who or which:

(i)       is the beneficial owner of more than 10% of the outstanding Common Stock; or

(ii)       is an Affiliate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of then outstanding Common Stock; or

(iii)       acquired any shares of Common Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such acquisition shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1993.

(C)       A person shall be a "beneficial owner" of any Common Stock:

(i)       which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

(ii)       which such person or any of its Affiliates or Associates has, directly or indirectly, (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

(iii)       which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Common Stock.

(D)       For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph B of this Section II, the number of shares of Common Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C(ii)(a) of this Section II but shall not include any other shares of Common Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(E)      (i)       An "Affiliate" of a specified person is a person that directly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

(ii)       The term "Associate" used to indicate a relationship with any person means (1) any firm, corporation or other entity (other than the corporation or any Subsidiary) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (3) any relative or spouse or such person, or any relative of such spouse who has the same home as such person.

(F)       "Subsidiary" means any corporation of which a majority of any class of equity securities is owned, directly or indirectly, by the corporation unless owned solely as trustee or other similar fiduciary capacity.

(G)       "Fair Market value" means:

(i)       in the case of stock, the closing sales price of a share of such stock on the Composite Tape on the New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the closing sales price or the sales price or the average of the bid and asked prices reported with respect to a share of such stock on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and

(ii)       in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

(H)       The term "acquire" or "acquired" means the acquisition of beneficial ownership.

(I)       The Board of Directors of the corporation shall have the power and duty to determine for the purposes of this Article XII, on the basis of information known to them after reasonable inquiry,

(i)       whether a person is an Interested Shareholder,

(ii)       the number of shares of Common Stock beneficially owned by any person,

(iii)      whether a person is an Affiliate or Associate or another, and

(iv)       whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more.

(J)       Nothing contained in this Article XII shall be construed to relieve any Interested Shareholder or any of its Affiliates or Associates from any fiduciary obligation imposed by law.

XIII.

A director of the corporation may be removed only for cause and upon the affirmative vote of the holders of two-thirds of the issued and outstanding shares entitled to vote on such matter.